EXHIBIT 99.1
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                    JONES LANG LASALLE INCORPORATED
                SAVINGS RELATED SHARE OPTION (UK) PLAN



                             RULES OF THE

                          JONES LANG LASALLE

                         SAVINGS RELATED SHARE

                           OPTION (UK) PLAN


               Adopted by the Company on 24 October 2001

Received formal approval under Schedule 9 to the Income and Corporation
             Taxes 1988 by the Board of the Inland Revenue

             on 9 November 2001 under reference SRS2680/RF



                                             William M. Mercer Ltd
                                                      Dexter House
                                                2 Royal Mint Court
                                                            London
                                                           ED3 4NA

                                         Tel:  +44 (0)20 7488 4949
                                         Fax:  +44 (0)20 7480 6132






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1.   DEFINITIONS

1.1 In these Rules the following words and expressions shall have the following meanings:

     "Act"                  the Income and Corporation Taxes Act 1988.

     "Adoption Date"        the date on which the Plan is adopted by the
                            Company.

     "Appropriate Period"   has the meaning given to it in paragraph
                            15(2) of schedule 9 to the Act.

     "Associated Company"   has the meaning assigned to it by section
                            187(2) of the Act.

     "Auditors"             the auditors for the time being of the
                            Company, or in the event of there being joint auditors such one of them as the Board shall select, acting as experts and not as arbitrators and the Arbitration Acts
                            1950-1970 shall not apply hereto.

     "Board" the Board of Directors of the Parent Company or, except in Rule 11.4, a duly constituted committee thereof.

     "Bonus Date"           means either

                            (a)   the earliest date on which a bonus
                                  becomes payable under the relevant
                                  Savings Contract after payment of 36
                                  contributions; or

                            (b)   the earliest date on which a bonus
                                  becomes payable under the relevant
                                  Savings Contract after payment of 60
                                  contributions.

     "Company"              Jones Lang LaSalle Europe Limited.

     "Control"              has the meaning assigned to it in section 840
                            of the Act.

     "Date of Grant"        the date on which the Board grants an Option
                            in accordance with Rule 4.

     "Date of Invitation"   the date upon which the Board issues
                            invitations under Rule 2.1 to Eligible
                            Employees inviting them to apply for an
                            Option.

     "Eligible Employee"    means any person who:

                            i.    (a)  is an employee of any Participa-
                                       ting Company, including a
                                       full-time director; and

                                  (b)  is chargeable to tax in the
                                       United Kingdom under Case 1 of
                                       Schedule E in respect of that
                                       employment; and



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                                  (c)  who had on the date of the
                                       relevant issue of the relevant
                                       invitations pursuant to Rule 2.1
                                       been such an employee or
                                       full-time director continuously
                                       for a period of six months at the
                                       Date of Invitation; or

                            ii.        is any other employee or
                                       full-time director of a
                                       Participating Company, nominated
                                       by the Board to be an Eligible
                                       Employee;

                            and provided, that no person shall be an Eligible Employee if that person is ineligible to participate in the Plan by virtue of paragraph 8 of schedule 9 to the Act. For the purposes of this paragraph "full-time" shall mean having a normal contractual working week of 25 hours or more, excluding meal breaks.

     "Exchange Rate"        the rate of exchange prevailing on any
                            specified date of a payment for the exercise of an Option from pounds sterling to US dollars.

     "Market Value"         means either

                            (a)   in relation to a share of Stock listed
                                  on the New York Stock Exchange shall
                                  mean the average of the high and low
                                  prices of the Stock as quoted in the
                                  Wall Street Journal on the said
                                  Exchange, or if no sales of the Stock
                                  were made on said Exchange on that
                                  date, the average of the high and low
                                  prices of the Stock on the immediately
                                  preceding business day; or

                            (b)   in the event that the Stock is not
                                  listed on the New York Stock Exchange,
                                  the market value of a share of Stock
                                  determined in accordance with the
                                  provisions of Part VIII of the Taxation
                                  of Chargeable Gains Act 1992 and agreed
                                  for the purposes of the Plan with
                                  Inland Revenue Shares Valuation on or
                                  before that date.

     "Option"               a right to acquire Stock granted in
                            accordance with the Rules of the Plan.

     "Option Price"         the price in US Dollars at which Stock
                            subject to an Option may be acquired on the exercise of that Option being subject to Rule 8, the higher of;

                            i.    the nominal value of a share of Stock;
                                  or

                            ii.   a price at the discretion of the Board
                                  which cannot be less than 80% of the
                                  Market Value of a share of Stock on the
                                  day that the invitation to apply for
                                  that Option was issued pursuant to
                                  Rule 2.1.



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     "Parent Company"       Jones Lang LaSalle Incorporated.

     "Participating
      Company" means the Company and any other company of which the Parent Company has control and which has been nominated by the Board as a Participating Company.

     "The Plan"             means the Jones Lang LaSalle Savings Related
                            Share Option (UK) Plan constituted and
                            governed by these rules as from time to time amended.

     "Savings Contract"     a contract under a certified contractual
                            savings scheme, within the meaning of
                            section 326, to the Act, which has been
                            approved by the Board of the Inland Revenue for the purposes of schedule 9 to the Act.

     "Specified Age"        age 65 years.

     "Stock"                common stock of Jones Lang LaSalle
                            Incorporated, which complies with the
                            provisions of paragraphs 10 to 14, of
                            schedule 9 to the Act.

     "Subsisting Option"    an Option which has neither lapsed nor been
                            exercised.

1.2 Words importing the singular shall include the plural, and vice versa, and words importing the masculine shall include the feminine.

1.3 Any reference to any statute (or a particular part, chapter or section thereof) shall mean and include any statutory modification or re-enactment thereof for the time being in force, and any regulations made thereunder.


2. INVITATIONS TO APPLY FOR OPTIONS

2.1 The Board in their absolute discretion may invite every Eligible Employee to apply for the grant of an Option to acquire shares in the Parent Company at such time or times as they consider appropriate. The type or types of Savings Contracts offered at each invitation shall be at the discretion of the Board.

2.2  Each invitation shall specify:

     i. the date, not being less than 14 days after the issue of the invitation, by which the application may be made;

     ii. the Option Price at which Stock may be acquired on the exercise of any Option granted in response to the application, or an indication of when the Option Price will be determined;

     iii. whether applicants may enter into a three year Savings Contract or a five year Savings Contract, or both; an

     iv. the maximum permitted aggregate monthly savings contribution, being the lesser of the maximum specified in paragraph 24 of schedule 9 to the Act, and such sum (being a multiple of <pound sterling>1 and not less than <pound sterling>10) as the Board decides shall apply to every Eligible Employee in respect of that invitation.



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2.3  Each invitation shall be accompanied by a proposal form for a Savings
     Contract, and an application form which will provide for the applicant to state:

     i. the monthly savings contribution (being a multiple of <pound sterling>1 and not less than <pound sterling>10), which he wishes to make under the related Savings Contracts;

     ii. the duration of the Savings Contract or Savings Contracts which he wishes to save under if a choice has been given under Rule
           2.2 iii;

     iii. that his proposed monthly savings contribution, when added to any monthly savings contributions then being made under any other Savings Contract linked to an Option granted under the Plan or any other savings related share option scheme approved by the Board of the Inland Revenue, will not exceed the maximum permitted aggregate monthly savings contributions specified in the invitation;

     iv. whether, for the purposes of determining the amount of Stock over which an Option is to be granted, the repayment under the Savings Contract is to be taken as including any bonus payable,

     and to authorise the Board to enter on the Savings Contract proposal form such monthly savings contribution, not exceeding the maximum stated on the application form, as shall be determined subject to Rule 3 below.

2.4 Each application shall be deemed to be for an Option over the maximum whole number of shares of Stock which can be bought at the Option Price (subject to the Exchange Rate at the Date of Grant) with the expected repayment under the related Savings Contract at the appropriate Bonus Date. The actual amount of Stock that will be able to be purchased will be dependent on the Exchange Rate at the date of exercise of the Option.

2.5 No invitation will be made or issued until the Board of the Inland Revenue has approved the Plan.


3. SCALING DOWN

3.1 If the Board receives valid applications for Options over an aggregate number of Stock which exceeds the limit determined pursuant to Rule 5.2 below in respect of that invitation, then the following steps shall be carried out successively to the extent necessary to eliminate the excess

     i. determine a maximum savings contribution in respect of such applications and where the savings contributions specified by any person exceeds that maximum so determined reduce the savings contributions so specified to the amount of that maximum, provided that where the savings contributions specified by any person is equal to or lower than that maximum then that Eligible Employee's savings contributions shall not be affected; and/or

     ii. the excess over <pound sterling>10 sterling of the monthly savings contribution chosen by each applicant shall be reduced pro rata to the extent necessary; and/or

     iii. change an election for a five year savings contract to a three year savings contract; or

     iv.   scale down on any other basis agreed in advance by the Inland
           Revenue.



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     v.    if an applicant makes multiple applications all of the monthly contributions chosen by that applicant shall be aggregated for the purposes of operating this Rule 3.1.

     Each application shall be deemed to have been modified or withdrawn in accordance with the application of the foregoing provisions and the Board shall complete each Savings Contract proposal form to reflect any reduction in the monthly savings contribution resulting therefrom.


4.   GRANT OF OPTIONS

4.1 No later than the thirtieth day, or if Rule 3 applies the forty second day, following the day on which the invitations were issued pursuant to Rule 2, the Board shall grant to each applicant who is still an Eligible Employee and is not precluded from participation in the Plan by virtue of paragraph 8 of schedule 9 to the Act, an Option over the number of shares of Stock for which, pursuant to Rule 2.4 and subject to Rule 3, he is deemed to have applied. No options may be granted later than 30 days (or forty-two days if Rule 3 applies) after the date by reference to which the Market Value was established for the purposes of the invitation.

     As soon as possible after Options have been granted the Board shall issue an Option certificate in respect of each Option in such form, not inconsistent with these Rules, as the Board may determine.

4.2 No Option may be transferred, assigned or charged, and any purported transfer, assignment or charge shall cause the Option to lapse forthwith. Each Option certificate shall carry a statement to this effect.

4.3 No Options shall be granted at any time by the Board where it is prevented from doing so by statute, order, regulation or governmental directive.

4.4  No Option shall be granted before the Adoption Date.


5.   LIMITATIONS ON GRANTS

5.1 The aggregate number of shares of Stock which may be made available under the Plan shall not exceed the number authorised for the Plan by the Board from time to time.

5.2 The Board may, before issuing invitations on any occasion, determine a limit on the amount of Stock which is to be made available in respect of that invitation.

5.3 No Option shall be granted to an Eligible Employee if the monthly savings contribution under the related Savings Contract, when added to the monthly savings contributions then being made under any other Savings Contract, would exceed the maximum specified in paragraph 24 of schedule 9 to the Act.


6.   EXERCISE OF OPTIONS

6.1 Subject to Rule 9 any Subsisting Option may be exercised in whole or in part at any time following the earliest of the following events

     i. the relevant Bonus Date if, on the day of exercise, the Option holder is an employee or director of a Participating Company;

     ii.   the death of the Option holder;



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     iii.  the Option holder ceasing to be a director or employee of any
           Participating Company by reason of injury, disability, redundancy within the meaning of the Employment Rights Act 1996, retirement on reaching Specified Age or any other age at which the Option holder is bound to retire in accordance with his contract of employment;

     iv. the Option holder ceasing to be a director or employee of any Participating Company by reason only that

           (a) the office or employment is in a company of which the Parent Company ceases to have Control; or

           (b) the office or employment relates to a business or part of a business which is transferred to a person who is neither an Associated Company nor a company of which the Parent Company has Control;

     v. the relevant Bonus Date, where an Option holder holds an office or employment in a company which is not a Participating Company but which is

           (a)   an Associated Company of the Parent Company; or

           (b)   a company of which the Parent Company has Control.

6.2  An Option shall lapse on the earliest of the following events:

     i. except where the Option holder has died, the expiry of six months following the Bonus Date;

     ii. where the Option holder died during the six months following the Bonus Date the first anniversary of the Bonus Date;

     iii. where the Option holder has died before the Bonus Date, the first anniversary of his death;

     iv. unless the Option holder has died, the expiry of six months after the Option has become exercisable by virtue of paragraph
           iii. of Rule 6.1;

     v. the expiry of six months after the Option has become exercisable by virtue of paragraph (iv) of Rule 6.1 or in accordance with Rule 7;

     vi. the Option holder ceasing to be a director or employee of any Participating Company, howsoever that cessation occurs whether lawful or unlawful, in circumstances in which the Option does not become exercisable;

     vii.  the Option holder becoming bankrupt.

6.3 No person shall be treated for the purposes of this Rule 6 as ceasing to be employed by a Participating Company until he is no longer employed by the Company, any Associated Company or a company of which the Parent Company has Control.

6.4 If an Option holder continues to be employed by a Participating Company after the date on which he reaches the Specified Age he may exercise any Subsisting Option within six months following that date.




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7.   TAKE-OVERS AND LIQUIDATIONS

7.1 If any person obtains Control of the Parent Company as a result of making

     i. a general offer to acquire the whole of the issued stock of the Parent Company which is made on condition such that if it is satisfied the person making the offer will have Control of the Parent Company, or

     ii. a general offer to acquire all the stock in the Parent Company which is of the same class as the Stock

     (or their equivalents under the law and practice of the Parent Company's legal jurisdiction) then any Subsisting Option may be exercised within six months of the time when the person making the offer has obtained Control of the Parent Company and any condition subject to which the offer is made has been satisfied.

7.2 If under section 425 of the Companies Act 1985 (or their equivalents under the law and practice of the Parent Company's legal jurisdiction), the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Parent Company or its amalgamation with any other company or companies, any Subsisting Option may be exercised within six months of the Court sanctioning the compromise or arrangement.

7.3 If any person becomes bound or entitled to acquire shares in the Parent Company, under section 428 of the Companies Act 1985 (or their equivalents under the law and practice of the Parent Company's legal jurisdiction), any Subsisting Option may be exercised at any time when that person remains so bound or entitled.

7.4 If as a result of the events specified in Rules 7.1 or 7.2 a company has obtained Control of the Parent Company, or if a company has become bound or entitled as mentioned in Rule 7.3, the Option holder may, by agreement with the other company (the "Acquiring Company"), within the Appropriate Period, release each Subsisting Option (the "Old Option") for an option (the "New Option") which satisfies the conditions that it

     i. is over shares of stock in the Acquiring Company which satisfy the conditions specified in paragraph 15(3), schedule 9 to the Act;

     ii. is a right to acquire such number of such shares of stock as has on acquisition of the New Option an aggregate Market Value equal to the aggregate Market Value of the Stock subject to the Old Option on its release;

     iii. has a Option Price per share of stock such that the aggregate price payable on the complete exercise equals the aggregate price which would have been payable on complete exercise of the Old Option; and

     iv.   is otherwise identical in terms to the Old Option.

     This New Option shall, for all other purposes of the Plan, be treated as having been acquired at the same time as the Old Option.

     Where any New Options are granted pursuant to this Rule 7.4, Rules 7, 8, 9, 10.1 and 10.3 to 10.6 shall, in relation to the New Options, be construed as if referring to the Acquiring Company or, as the case may be, to the other company to whose shares the New Options relate, and to the shares in that other company, but references to Participating Company shall continue to be construed as if references to the Parent Company were references to Jones Lang LaSalle Incorporated.



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7.5  If the Parent Company passes a resolution for voluntary winding up, any Subsisting Option may be exercised within six months of the passing of the resolution.

7.6 For the purposes of this Rule 7 other than Rule 7.4 a person shall be deemed to have obtained Control of a Company if he and others acting in concert with him have together obtained Control of it.

7.7 The exercise of an Option pursuant to the preceding provisions of the Rule 7 shall be subject to the provisions of Rule 9 below.

7.8 Where in accordance with Rule 7.4 Subsisting Options are released and New Options granted, the New Options shall not be exercisable in accordance with Rules 7.1, 7.2, and 7.3 above by virtue of the event by reason of which the New Options were granted.


8.   VARIATION OF CAPITAL

8.1 In the event of any variation in the stock of the Parent Company by way of capitalisation or rights issue or any consolidation, sub division or reduction or otherwise, the amount of Stock subject to any Option and the Option Price for each share of stock shall be adjusted in such manner as the Auditors confirm to be fair and reasonable provided that

     i. the aggregate amount payable on the exercise of an Option in full is neither materially changed nor increased beyond the expected repayment under the Savings Contract at the appropriate Bonus Date.

     ii. the Option Price for a share of Stock is not reduced below its nominal value

     iii. no adjustment shall be made without the prior written approval of the Board of the Inland Revenue, and

     iv. following the adjustment the Stock continue to satisfy the conditions specified in paragraphs 10 to 14 inclusive, schedule 9 to the Act.


9.   MANNER OF EXERCISE OF OPTIONS

9.1 No Option shall be exercised by an individual at any time when he is, or by the personal representatives of an individual who at the date of his death was, precluded by paragraph 8, of schedule 9 to the Act from participating in the Plan

9.2 No Option shall be exercised at any time when the stock, which may thereby be acquired, is not Stock as defined in Rule 1.1.

9.3 An Option shall only be able to be exercised over no more than the maximum amount of Stock specified in the Option certificate (calculated using the Exchange Rate prevailing at the Date of Grant), which may be purchased with the sum obtained by way of repayment under the related Savings Contract. However, the actual amount of Stock that will be able to be purchased will be dependent upon the Exchange Rate prevailing at the date of exercise and may be less than the maximum number stated in the Option certificate.



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9.4  An Option shall be exercised by the Option holder, or as the case may be, his personal representatives, giving notice to the Parent Company in writing of the amount of Stock in respect of which he wishes to exercise the Option accompanied by the appropriate payment (which shall not exceed the sum obtained by way of repayment under the related Savings Contract) and the relevant Option certificate, and shall be effective on the date of its receipt by the Parent Company.

9.5 Stock shall be transferred pursuant to a notice of exercise within thirty days of the date of exercise. Save for any rights determined by reference to a date, preceding the date of allotment, such Stock shall rank pari passu with the other Stock of the same class in issue at that date of allotment.

9.6 When an Option is exercised only in part, it shall lapse to the extent of the unexercised balance.

9.7 For the purposes of Rules 9.3 and 9.4 above, any repayment under the related Savings Contract shall exclude the repayment of any contribution, the due date for payment of which falls more than one month after the date on which repayment is made.


10.  LOSS OF OFFICE OR EMPLOYMENT

10.1 The grant of an Option does not form part of an Option holder's entitlement to remuneration or benefits pursuant to his contract of employment.

10.2 The rights and obligations of an Option holder under the terms and conditions of his office or employment shall not be affected by his participation in the Plan or any right he may have to participate in the Plan.

10.3 An Option holder who participates in the Plan waives all and any rights to compensation or damages in consequence to the termination of his office or employment with any company for any reason whatsoever in so far as those rights arise, or may arise, from his ceasing to have rights under or be entitled to exercise any Option under the Plan as a result of such termination or from the loss or diminution of value of such rights or entitlements. By participating in the Plan the Option holder agrees that, if necessary, his terms of employment shall be varied accordingly.


11.  ADMINISTRATION AND AMENDMENT

11.1 The Plan shall be administered by the Board whose decision on all disputes shall be final.

11.2 The Board may from time to time amend these Rules provided that

     i. no amendment shall materially affect an Option holder as regards an Option granted prior to the amendment being made;

     ii. no amendment shall take effect which would make the terms on which Options may be granted materially more generous or would increase the limit specified in Rule 5.1 without the prior approval of the Board; and

     iii. no amendment shall be made without the prior written approval of the Board of the Inland Revenue.

11.3 The costs of establishing and operating the Plan shall be borne by the Participating Companies in such proportions as the Board shall determine.



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11.4 The Board may establish a committee consisting of not less than two persons to whom any or all of its powers in relation to the Plan may be delegated. The Board may at any time dissolve the committee, alter its constitution or direct the manner in which it shall act.

11.5 Any notice or other communication under or in connection with the Plan may be given by the Parent Company either personally or by post and to the Parent Company either personally or by post to the secretary; items sent by post shall be pre-paid and shall be deemed to have been received one hundred and twenty hours after posting.

11.6 Where any notice or other communication under or in connection with the Plan may be given by the Company either personally or by post and to the Company either personally or by post to the secretary; items sent by post shall be pre-paid and shall be deemed to have been received seventy two hours after posting.


12.  GENERAL

12.1 All Eligible Employees shall be eligible to participate in the Plan on similar terms.

12.2 The Plan is to be effective on the later date of 1 September 2001 and receipt of approval from the Board of the Inland Revenue of the Plan under the provisions of Schedule 9 of the Act.

12.3 These Rules shall be governed by and construed in accordance with English law.